Exhibit 99.1

NEWS

(PLRE)

FOR IMMEDIATE RELEASE:

August 13, 2004

Contact:                 Jeffrey Fisher, CFO, Price Legacy Corporation.
17140 Bernardo Center Drive, Suite 300, San Diego, CA  92128 (858) 675-9400

PRICE LEGACY CORPORATION ANNOUNCES REDEMPTION OF 1,500,000 SHARES OF 8 ¾% SERIES A PREFERRED

San Diego, CA. (August 13, 2004) – Price Legacy Corporation (NASDAQ: PLRE) announced today the redemption of 1,500,000 shares of its 8 ¾ % Series A Preferred Stock.  The redemption date will be September 15, 2004 at the stated redemption price of $16.00 per share and a dividend of $0.175 per share, which represents a quarterly dividend of $0.35 per share pro-rated for the period August 1, 2004 to September 15, 2004 (the redemption date).  The redemption will be made first to fully redeem shareholders holding 99 or fewer shares and next pro rata to the remaining shareholders of record.  Shareholders of record will receive transmittal letters providing instructions as to the redemption process.  Following the redemption, the Company will have 3,986,994 shares of its 8 ¾ % Series A Preferred Stock outstanding.  As previously announced, the Company intends, subject to the availability of requisite financing, to redeem the remaining shares of its Series A Preferred Stock as soon as reasonably practicable.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The Company manages its properties through regional offices located in Arizona, California, Florida, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its stockholders and tenants.  For more information on Price Legacy, visit the Company’s Web site at www.PriceLegacy.com.

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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the Company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the Company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.